Exhibit 10.24

DVTEL, INC.

STRICTLY CONFIDENTIAL

October 24, 2011

Suspect Detection Systems Inc.
150 West 56th Street
Suite 4005
New York, New York 10019
Attention:  Yoav Krill, Chairman of the Board

Re: Merger Proposal

Dear Mr. Krill,

This letter is intended to summarize our discussions to date with respect to the principal terms of a proposal being considered by DVTel, Inc., a Delaware corporation (“DVTel”), and Suspect Detection Systems Inc., a Delaware corporation (“SDS” or the “Company”), regarding the possible merger of a wholly owned subsidiary of SDS with and into DVTel (the “Merger”).  The Merger and the other transactions described in this letter are referred to collectively as the “Transaction,” and DVTel and SDS are referred to collectively as the “Parties.”

1. Merger.

(a) Subject to the satisfaction of the conditions described in this letter and other conditions that will be included in the definitive agreement, at the closing of the Transaction, a newly formed wholly owned subsidiary of SDS (“Merger Sub”) would merge with and into DVTel, with DVTel surviving the Merger.  As a result of the Merger, DVTel would become a wholly owned subsidiary of SDS, and all outstanding shares and options, warrants or rights to receive shares of DVTel would be cancelled and converted into shares and options, warrants or rights to receive shares of SDS common stock, such that immediately after the Merger, the shares and options, warrants or rights to receive shares of SDS issued in exchange for the DVTel shares and options, warrants or rights to receive shares would constitute 85% of the fully diluted capital stock of SDS before giving effect to the New Money Financing described below.  For the avoidance of doubt, such 85% shall be calculated after giving effect to dilution for any and all options, warrants, convertible debt or other rights of any type to receive shares of SDS, and whether or not vested or presently exercisable.

(b) The foregoing is based on information currently available to us and is subject to further due diligence and validation of our working assumptions. We assume that as of immediately prior to closing, SDS shall be debt free and shall have, in the reasonable judgment of DVTel, sufficient working capital (taking into account the New Money Financing).

(c) As a condition to the consummation of the Merger, concurrently with and after giving effect to, the closing of the Merger, investors shall make an investment in SDS in an amount to be determined by DVTel and on terms which are acceptable to DVTel in its sole discretion, provided, however, that the gross amount of said investment shall not be less than $5,000,000 (the “New Money Financing”).

2. Proposed Definitive Agreement. As soon as reasonably practicable after the execution of this letter, the Parties shall commence to negotiate a definitive merger agreement (the “Definitive Agreement”) relating to the Transaction. The Definitive Agreement would include the terms summarized in this letter and such other representations, warranties, conditions, covenants, indemnities and other terms that are customary for transactions of this kind and are not inconsistent with this letter.  If the Definitive Agreement is not executed and delivered on or prior to the 120th day after the date hereof, this letter shall terminate and have no further force and effect other than as provided for herein.

3. Conditions. DVTel’s obligation to close the proposed Transaction will be subject to customary conditions, including but not limited to:

(a) The results of the due diligence to be conducted by the Parties and their respective counsel, accountants and other representatives being satisfactory to such Party in its discretion;

(b) SDS’s receipt of the cash proceeds from the New Money Financing at the closing of the Transaction;

(c) completion of SDS’s acquisition of the remaining shares which it does not already own in its subsidiary Suspect Detection Services Ltd., resulting in ownership by SDS of 100% of the share capital of such subsidiary at or prior to the closing of the Transaction;

(d) the Board of Directors and stockholders of DVTel approving the Transaction;

(e) the Board of Directors of SDS approving the Transaction;

(f) the stockholders of SDS approving a reverse stock split and/or an increase to the share capital of SDS in an amount necessary to permit SDS to consummate the Transaction;

(g) the holders of the convertible debt of SDS fully converting into equity of SDS (which conversion shall be effected prior to execution of the Definitive Agreement); in the event that such conversion has not been effected prior to execution of the Definitive Agreement, the percentage of the fully diluted capital stock of SDS before giving effect to the New Money Financing to be issued in exchange for the DVTel shares and options, warrants or rights to receive shares shall be increased above 85% to a percentage reasonably acceptable to DVTel to reflect the impact on the valuation of SDS of the debt that shall remain outstanding;

(h) the Parties’ execution of the Definitive Agreement;

(i) the receipt of any regulatory approvals and third party consents, on terms satisfactory to DVTel, including in particular the requisite approval as described above of the stockholders of SDS and DVTel;

(j) if so required by DVTel, receipt of satisfactory fairness opinion(s) with respect to the Merger;

(k) key employees of SDS, including Mr. Shabtai Shoval, Mr. Eran Drukman and other employees to be identified by DVTel in the course of due diligence, being subject to employment arrangements on terms acceptable to DVTel;

(l)  the members of the executive management of SDS and its Board of Directors resigning from their positions with SDS effective as of Closing without any parachute or termination payments being due or payable, except that the management team of Suspect Detection Services Ltd. shall continue to be engaged in such positions in such company as agreed with DVTel;

(m) designees of DVTel being appointed, as of Closing, as members of the executive management, including the CEO position, and the Board of Directors of SDS; and

(n) there being no material adverse change in the business, results of operations, prospects, condition (financial or otherwise) or assets of SDS.

4. Due Diligence; Timeline. From and after the date of this letter, the Parties will authorize its and its subsidiaries’ management to allow the other Party and its respective advisors reasonable access to its facilities, records, key employees customers, suppliers and advisors for the purpose of its due diligence review. The due diligence investigation will include, but is not limited to, a complete review of the Party’s financial, legal, tax, intellectual property and labor records and agreements, and any other matters as such Party’s accountants, tax and legal counsel, and other advisors deem relevant.  SDS agrees to use its commercially reasonable efforts to file the definitive proxy statement in respect of the SDS share increase and/or stock split on or prior to the 30th day after the date hereof.

5. Exclusivity.

In consideration of the expenses that DVTel has incurred and will incur in connection with the proposed Transaction, SDS agrees that from the date hereof until the earlier of (i) the expiration of 120 days after the date hereof and (ii) DVTel informing SDS in writing that it is no longer interested in pursuing the Transaction (such period, as it may be extended by agreement of the Parties from time to time, the “Exclusivity Period”), none of SDS or any of its representatives, officers, employees, directors, agents, stockholders, subsidiaries or affiliates (SDS and all such persons and entities, the “SDS Group”) shall initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer to acquire all or any significant part of the business and properties, capital stock or capital stock equivalents of SDS, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise, or to issue or purchase any shares or other debt or equity securities of SDS (each, an “Acquisition Proposal”), or provide any non-public information to any third party in connection with an Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the proposed Transaction with DVTel. SDS agrees to immediately notify DVTel if any member of the SDS Group receives any indications of interest, requests for information or offers in respect of an Acquisition Proposal, and will communicate to DVTel in reasonable detail the terms of any such indication, request or offer, and will provide DVTel with copies of all written communications relating to any such indication, request or offer. Immediately upon execution of this letter, SDS shall, and shall cause the SDS Group to, terminate any and all existing discussions or negotiations with any person or group of persons other than DVTel and its affiliates regarding an Acquisition Proposal. SDS represents that no member of the SDS Group is party to or bound by any agreement with respect to an Acquisition Proposal other than under this letter.

6. GOVERNING LAW; JURISDICTION; ENFORCEMENT. THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THOSE OF THE STATE OF DELAWARE. Each of the Parties irrevocably agrees that any action with respect to this letter and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this letter and the rights and obligations arising hereunder brought by the other Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware and each Party irrevocably submits to the exclusive jurisdiction of federal and state courts in the State of Delaware for purposes of any action arising out of this letter or any of the transactions contemplated hereby. Each of the Parties hereby waives, and agrees not to assert in any such dispute, in each case to the fullest extent permitted by applicable law, any claim that (a) such Party is not personally subject to the jurisdiction of such courts, (b) such Party and such Party’s property is immune from any legal process issued by such courts or (c) any action commenced in such courts is brought in an inconvenient forum. The Parties agree that irreparable damage would occur in the event that any of the provisions of this letter were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this letter and to enforce specifically the terms and provisions of this letter in any appropriate Delaware or federal court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law, including money damages, would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

7. Confidentiality. The due diligence information exchanged between the Parties and their representatives is subject to the mutual confidentiality and non disclosure agreement entered into between the Parties on August 4, 2011, which continues in full force and effect, provided, however, that the Parties agree that SDS may publicly disclose this letter and the terms of the Transaction if and to the extent required by the rules and regulations of the United States Securities and Exchange Commission, provided, further, that DVTel shall have the reasonable advance opportunity to review and comment on any such disclosure, and provided, further, that DVTel shall have the right to approve the language of any such disclosure relating to DVTel.

8. No Third Party Beneficiaries. Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the Parties and their successors or assigns, any rights or remedies under or by reason of this letter.

9. Expenses. The Parties will each pay their own transaction expenses, including the fees and expenses of investment bankers and other advisors, incurred in connection with the proposed Transaction.

10. No Binding Agreement. This letter reflects the current intention of the Parties, but for the avoidance of doubt neither this letter nor its acceptance shall give rise to any legally binding or enforceable obligation or commitment of any kind or nature on any Party, except with regard to Sections 5, 6, 7, 9 and 10 hereof, and either Party may abandon discussions with respect to the Transaction at any time with no liability. No contract or agreement providing for any transaction involving the Company shall be deemed to exist between DVTel and any of its affiliates and SDS unless and until the Definitive Agreement has been executed and delivered.

11. Miscellaneous. This letter may be executed in counterparts and by facsimile, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.  The headings of the various sections of this letter have been inserted for reference only and shall not be deemed to be a part of this letter.

[SIGNATURE PAGE FOLLOWS]

If you are in agreement with the terms set forth above and desire to proceed with the proposed Transaction on that basis, please sign this letter in the space provided below and return an executed copy to my attention.
Very truly yours, DVTel Inc.
By: /s/ Yoav Stern Name: Yoav Stern Chief Executive Officer

Agreed to and accepted: Suspect Detection Systems Inc.
By: /s/ Yoav Krill Name: Yoav Krill Chairman of the Board